Exhibit 10.1

May 2, 2025

Dear Paul,

Congratulations! We are excited to invite you to join us at Mattel, where we empower generations to explore the wonder of childhood and reach their full potential.

Mattel would like to extend you an offer of employment for the position of Chief Financial Officer at the El Segundo location, contingent on the terms and conditions set forth in the General Information section below, with an anticipated start date of May 19, 2025. This letter provides an overview of some of the offerings available to you as an employee of Mattel, should you choose to accept our offer. For purposes of this letter, “Mattel” will refer to Mattel, Inc. and its subsidiaries.

BASE PAY

Your annual base pay will be $950,000, payable on a bi-weekly basis, less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay and your salary is intended to compensate you for all hours worked. Your work hours may vary from week to week depending on the Company’s needs. Paychecks are issued every other Friday for the previous two weeks via direct deposit or, if you do not have direct deposit, to the home address you have on file. For payroll purposes, our workweek is Monday through Sunday.

BONUS - MATTEL INCENTIVE PLAN

The Mattel Incentive Plan (“MIP”) is an annual, discretionary, global cash bonus plan that provides employees the opportunity to earn an award based on Mattel’s financial performance and individual performance results. You are eligible for a target MIP award of 100% of your eligible earnings, up to a maximum of 200% of your eligible earnings. The amount of your actual award, if any, may be more or less than your target, depending on Mattel’s financial performance results and your individual performance results. Mattel must achieve a minimum financial performance goal before an award pool is generated and funded.

You are eligible for an MIP award for the plan year of your hire, if you commence active employment in a Regular status (as defined in the Employee Handbook) on or before the first Monday in October of that plan year, and your award, if any, will be pro-rated based on your hire date. In order to earn an award under the MIP, you need to be continuously employed as an active Regular employee of Mattel in good standing (as determined by Mattel in its discretion) through the payment date. Mattel reserves the right to reduce MIP awards in its discretion, even if you satisfy these requirements.

SIGNING BONUS

You will receive a signing bonus in the gross amount of $100,000, less applicable federal and state taxes and other required withholdings, typically payable on the next pay period following 30 days from your hire date. In order to earn the signing bonus, you must complete one year of service from your hire date. If, within one year of your hire date, you choose to voluntarily terminate your employment with Mattel, or you are discharged for “cause” as defined below, the signing bonus will not have been earned, and you agree to repay this entire gross amount in full within 30 days of your termination date. You agree to repay this entire gross amount even if you are unable to recover some or all of the taxes paid with respect to the signing bonus.

CAR ALLOWANCE

You will receive a monthly car allowance in the amount of $2,000, payable on a biweekly basis, less applicable federal and state taxes and other required withholdings. The car allowance is intended to cover all automobile expenses including mileage, gasoline, maintenance and insurance, and you are responsible for tracking any business usage/expenses for your personal tax purposes.

STOCK GRANT

New Hire Stock Grant

You will receive a new hire “make whole” stock grant with a value of $3,800,000, and a grant date of the last trading day of the month of your hire.

•	The grant dollar value will be converted into a number of Restricted Stock Units (“RSUs”) by dividing the grant dollar value by Mattel’s closing stock price on the grant date.

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If you remain employed by Mattel, the RSUs will vest over the three-year period following the grant date: 33% on the first anniversary of the grant, 33% on the second anniversary of the grant, and 34% on the third anniversary of the grant.

•	Upon vesting, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings.

Annual Stock Grant

You will be eligible to receive an annual stock grant beginning in 2025. Your 2025 stock grant value will be $2,825,000, with a grant mix and grant dates as follows:

•	50% RSUs: The grant date will be the last trading day of the month of your hire with a vesting schedule as noted above.

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50% Performance Stock Units (“PSUs”): The grant date will be the date that the Compensation Committee (“Committee”) approves the 2025-2027 Long-Term Incentive Program (“LTIP”), anticipated to be in May, or if your hire date is later than the LTIP approval date, the last trading day of the month of your hire.

Annual stock grants in future years are currently anticipated to be made around the end of April of each year and will be subject to approval by the Committee.

Please note this is a summary of your stock grants, and once approved, in order to receive your grants, you will be required to enter into stock grant agreements setting forth the terms and conditions that govern your stock grants.

Stock Ownership

You will be subject to stock ownership guidelines established as a multiple of base pay. Your stock ownership requirement will be three times your then-current annual base pay. You will have five years from your hire date to attain your targeted level of ownership. Our stock ownership guidelines provide that if the target level ownership is not met within the compliance deadline, you must retain 100% of after-tax shares acquired from stock grants until such guidelines are met. Our stock ownership guidelines are reviewed annually by the Committee for individual compliance.

BENEFITS AND EMPLOYEE PROGRAMS

Mattel offers a comprehensive benefits package and an extensive array of valuable programs and services designed to support your total wellbeing.

Health and Welfare

You and your qualified dependents, if applicable, will be eligible to participate in Mattel’s health and welfare benefits (some of which require enrollment) as of your hire date, with the exception of short & long-term disability insurance, which will be available upon the completion of the 90-day introductory period. You will receive information about Mattel’s health and welfare benefits in your new hire materials.

Retirement/401(k)

Mattel provides eligible employees the opportunity to participate in a 401(k)-retirement program, the Mattel, Inc. Personal Investment Plan (“PIP”), that provides a variety of investment options. You will be automatically enrolled in the PIP if you are age 20 or older. The PIP currently provides generous Company Automatic and Company Matching contributions, in addition to your own contributions.

•	Mattel Automatic Contributions: Mattel will make automatic contributions to your account ranging from 3% to 7% of your eligible pay, based on your age, even if you do not contribute.

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Employee Contributions: The PlP allows for voluntary employee contributions up to 80% of your eligible pay, subject to Internal Revenue Code (“IRC”) limitations. You will be initially enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched 50% by Mattel, to help you get started. This contribution will begin automatically after 30 days from your hire date. You will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck and may make changes anytime.

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Mattel Matching Contributions: Mattel will match your contributions 50% up to the first 6% of your eligible pay. If you elect an employee contribution of at least 6%, you will receive the maximum Mattel matching contribution.

You will receive PIP information in your new hire materials that provides additional details regarding your contribution and investment options, including your right to opt out of automatic enrollment.

Financial Counseling

You will be eligible to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice.

Deferred Compensation

You will be eligible to participate in the Mattel, Inc. Deferred Compensation & PIP Excess Plan (“DCP”). Under this plan, you may elect to defer (pre-income tax) a portion of your base pay or annual MIP bonus, as well as continue deferrals and Mattel contributions that cannot be made into our 401(k) plan due to IRC limitations, with various investment and payment options available.

You will receive DCP information around 30 days from your hire date that provides additional details regarding your enrollment options.

Flexible Personal Paid Time Off

Mattel recognizes the value of rest and relaxation and provides eligible exempt employees Flexible Personal Paid Time Off (“Flexible Personal PTO”) for personal and leisure time away from work, following successful completion of the introductory period (usually on the 90th day of continuous employment). While you do not have a specified amount of Flexible PTO, use of Flexible PTO is subject to the needs of the business and the Chief Executive Officer’s discretion. For leaves of absence, jury duty, and sick leave, different practices apply.

COMPENSATION RECOVERY POLICY

You will be subject to Mattel’s Compensation Recovery Policy (“Clawback Policy”). The Clawback Policy permits the Committee to require forfeiture or reimbursement of certain cash and stock that was paid, granted, or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved. An acknowledgement will be provided to you for signature, along with a copy of the Clawback Policy.

EXECUTIVE SEVERANCE PLAN

You will be covered under the Executive Severance Plan upon Mattel’s receipt of a signed Participation Letter Agreement, which will be provided to you, along with a copy of the Executive Severance Plan.

GENERAL INFORMATION

This offer letter is only a summary of your pay, benefit, and employee program offerings. More details and plan provisions are provided in our Summary Plan Descriptions, plan documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information, enrollment instructions, and additional employee program information upon hire. If there are any conflicts between the terms of this letter and any plan documents, the terms of the plan documents will apply.

This offer letter supersedes any prior communications you may have had with Mattel employees and/or representatives and reflects the entire understanding between you and Mattel, with respect to Mattel’s offer of employment. No Mattel employee and/or representative has the authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If Mattel (in its sole discretion) determines that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment with “cause” as defined below. By signing below, you agree to indemnify Mattel and the Mattel family of companies against any claims that may be brought against such companies relating to any allegation that you violated any contract or arrangement between you and such third party.

For purposes of this offer letter only, and without altering the at-will employment offered by Mattel, “cause” shall mean Mattel’s good faith belief that you: (i) neglected significant duties you were required to perform; (ii) violated a material Mattel policy, rule or guideline; (iii) engaged in an act of dishonesty, fraud, misrepresentation or other act of moral turpitude; (iv) engaged in an act or omission in the course of your employment which constitutes gross negligence; or (v) willfully failed to obey a lawful direction of Mattel’s Board of Directors or Mattel.

The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or Mattel can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by Mattel’s Chief People Officer or Chief Executive Officer. For purposes of clarity, your participation in any incentive or benefit program will not be construed as (i) any assurance of continuing employment for any particular period of time, or (ii) a restriction on Mattel’s right to terminate your employment at-will.

This offer is contingent upon satisfactory completion of a background check, including verification of information listed on your resume, employment application and any other supporting documentation provided, such as previous employers, academic institutions attended, and eligibility to work in the United States. Should you choose to accept this offer and become an employee of Mattel, you will be subject to Mattel’s employment policies and Code of Conduct. As a condition of your employment, you must read and sign the following documents:

•	Employee Handbook, State Supplement and if applicable, business unit-specific addendum and Acknowledgement

•	Mutual Arbitration Agreement

•	Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own) and Addendum

•	Mattel’s Code of Conduct and Acknowledgement

•	Conflict of Interest Questionnaire

If you would like to review any of these documents before you make your decision to accept our offer, your recruiter can provide them.

Should you choose to accept our offer, you will receive onboarding information via email providing information and forms that you will need to complete before or on your hire date.

Also, please note that as an executive of Mattel, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy (the “Policy”) and are subject to trading window period and pre-clearance restrictions. This means that you are generally restricted to conducting pre-cleared transactions in Mattel stock only during open trading window periods and in accordance with the Policy. Examples of such transactions include sales of shares of Mattel stock and changes in contribution elections to the Mattel stock fund under the PIP (Mattel’s 401(k) Plan) and DCP. You will receive additional information about the Policy and its restrictions shortly after your hire date.

Paul, we are sincerely pleased to extend this contingent offer of employment and look forward to hearing from you soon. If you accept the terms of our offer as noted above, please sign below and return this letter. If I can answer any questions, please do not hesitate to contact me.

We hope you will join us in our mission to create innovative products and experiences that inspire fans, entertain audiences, and develop children through play!

Sincerely,

/s/ Karen Ancira

Karen Ancira

Executive Vice President & Chief People Officer

Agreed and accepted:

/s/ Paul Ruh	May 2, 2025
Paul Ruh	Date

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